Exhibit 10.4

November 17, 2017

Micronet Enertec Technologies, Inc.

Attention: David Lucatz

28 West Grand Avenue, Suite 3

Montvale, NJ 07645

Email: david@micronet-enertec.com

Re:	Secured Promissory Note dated August 22, 2017 (the “August Note”) issued by Mincronet Enertec Technologies, Inc. (the “Company”) and Enertec Electronics Ltd. (“Enertec” and collectively with the Company, the “Borrowers”)) to YA II PN, Ltd. (the “Investor”).

Dear Mr. Lucatz,

The letter shall serve as written agreement between the parties regarding an extension to the maturity date of the August Note. All capitalized terms not defined herein shall have the meaning assigned to them in the August Note. Pursuant to the August Note. the Early Maturity Date was November 22, 2017 (being the date 90 days from the Issuance Date of the August Note). The parties desire to extend the Early Maturity Date and the Extended Maturity Date pursuant to the terms and conditions of this letter.

The parties hereby agree to delete section 1(a) in its entirety and replace it with the following:

Section 1(a) “Maturity Date. All amounts owed under this Note shall be due and payable on such date (the “Maturity Date”) that is either (i) February 15, 2018 (the “Early Maturity Date”), or (ii) January 15, 2019 (the “Extended Maturity Date”), as applicable. On the Maturity Date, the Borrowers shall pay to the Holder an amount in cash representing all then outstanding Principal and accrued and unpaid Interest. The Borrowers may elect the Extended Maturity Date by providing written notice to the Holder within five Business Days of the Early Maturity Date and by, on or before the Early Maturity Date, (i) paying to the Investor the Extension Fee (as defined in Section 16), and (ii) issuing to the Investor the Extension Warrants (as defined in Section 16).”

In connection with the issuance of the August Note, the Borrowers agreed to pay to YA Global II SPV, LLC, as designed of the Investor, a commitment fee of $150,000, of which $100,000 was paid on the Issuance Date, and the remaining $50,000 was due to be paid on December 22, 2017. In consideration of the accommodations made herein, the Borrowers hereby. agree to pay $25,000 of the remaining commitment fee on the date hereof. In addition, in the event that the registration statement to be filed in connection with the Standby Equity Distribution Agreement between the Investor and the Company dated August 22, 2017 is not declared effective by December 15, 2017, then the remaining $25,000 of the commitment fee shall be further deferred until February 15, 2018.

The parties acknowledge that the August Note and all related documents remain in full force and effect, subject to the changes specifically set forth in this letter agreement.

1012 Springfield Ave., Mountainside, NJ│201.985.8300│www.yorkvilleadvisors.com

New Jersey│London

Sincerely,

/s/ Matthew Beckman
Matthew Beckman

Agreed and accepted on this 19 day of November, 2017

MICRONET ENERTEC TECHNOLOGIES, INC.

/s/ Tali Dinar
Name: Tali Dinar

ENERTEC ELECTRONICS LTD.

By:	/s/ Tali Dinar